EXHIBIT 99.1

TOR Minerals International Reports Fourth Quarter and Year-end 2014 Financial Results

CORPUS CHRISTI, Texas, February 25, 2014 - TOR Minerals International, Inc. (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the fourth quarter and year-ended December 31, 2014.

Full-year 2014 summary

  2014 net sales increased 1.5% to $46.7 million
  2014 net loss of $554,000, versus 2013 net loss of $1.6 million
  2014 net loss per diluted share of ($0.18) per share, versus 2013 loss per share of $(0.54)
Annual Sales Comparison by Product Group (in 000's)	2014	2013	% Change 2014 vs. 2013
Specialty Aluminas	$21,698	$18,089	20%
Barium Sulfate and Other Products	8,890	7,997	11%
TiO2 Pigments	16,142	19,935	-19%
Total	$46,730	$46,021	1.5%

During 2014, net sales increased 1.5%, as a 20% increase in sales of specialty alumina products, consisting of our ALUPREM®, HALTEX® and OPTILOAD® offerings, and an 11% increase in sales of Barium Sulfate and Other Products, which include BARTEX® and BARYPREM®, more than offset the 19% decrease in sales of titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products.

During 2014, gross profit increased to $6.6 million, or 14.1 percent of sales, as compared to $3.4 million, or 7.4 percent of sales, during 2013.   During 2014, net loss available to common shareholders was $554,000, or ($0.18) per diluted share, as compared to net loss of $1.6 million, or ($0.54) per diluted share, during the same period a year ago.

"Our Specialty Alumina business delivered double-digit year-over-year growth during 2014.  Combined with the strength of our Barium Sulfate and other product groups, for the year we were able to more than offset the tough market conditions and lower utilization levels of our TiO2 business." commented Dr. Olaf Karasch, Chief Executive Officer.  "A favorable product mix shift along with a continued focus to lower costs, also resulted in a substantial improvement to the net loss realized during the year.  The business also delivered a substantial improvement in cash flow during 2014, generating $4.6 million in cash flow from operations, more than half of which was used to pay down debt levels."

Fourth quarter summary

  4Q14 net sales decreased 24% to $9.9 million
  4Q14 net loss of $1.7 million, versus 4Q13 net loss of $1.8 million
  4Q14 net loss per share of ($0.57), versus 4Q13 net loss per share of ($0.60)
Quarterly Sales Comparison by Product Group (in 000's)	4Q14	4Q13	% Change
Specialty Aluminas	$5,012	$5,006	0.1%
Barium Sulfate and Other Products	1,943	1,842	5%
TiO2 Pigments	2,934	6,144	-52%
Total	$9,889	$12,992	-24%

During the fourth quarter, net sales decreased 24 percent to $9.9 million, primarily related to a 52 percent decrease in sales of TiO2 pigments products.  The decrease in TiO2 pigment products was primarily related to a decrease in SR sales.  There were no sales of SR to third-party customers during the fourth quarter of 2014, as compared to third-party SR sales of $3.4 million during the fourth quarter of the prior year. The company has historically produced SR as a precursor feedstock to make its differentiated specialty TiO2 pigment products and only opportunistically sold SR products to third parties when market conditions were attractive.

Sales of specialty alumina products increased 0.1 percent and 20 percent for the fourth quarter and full year periods, respectively.   Increased volumes of ALUPREM products to new and existing customers in Europe and U.S. were primarily responsible for the annual sales growth.  Volume increases were offset by lower average selling prices and product mix during the fourth-quarter period.

Sales of Barium Sulfate and Other Products increased 5 percent and 11 percent for the fourth quarter and full year periods, respectively.

During the fourth quarter the company made the strategic decision to take a portion of its production capacity out of service at its Malaysian SR plant and reduce its work force by approximately 50% in that plant. As of the end of December, the company currently has SR in inventory to support production of its specialty TiO2 color pigment products for 12 to 18 months and has secured alternate sources of SR to support a portion of its production going forward.  The company incurred a $2.1 million non-cash loss associated with the write-down in the book value of the production equipment that was taken out of service and incurred approximately $353,000 in severance costs which are reflected in the fourth quarter results.  Going forward the company anticipates a savings in the overall cost of SR as a result of these actions.

During the fourth quarter of 2014, cost of sales was $8.4 million, or 85.3 percent of sales, as compared to $14.3 million, or 110.3 percent of sales, during the fourth quarter of the prior year.  Cost of Sales comparisons were due to significantly higher raw material costs and a $1.3 million write-down of TiO2 related inventory that occurred during the prior year period.

During the fourth quarter, operating expenses increased 21 percent to $1.5 million, primarily related to employee severance costs associated with a reduction in labor force at the company's SR plant in Malaysia.  During the fourth quarter, net loss available to common shareholders was $1.7 million, or ($0.57) per diluted share, as compared to net loss of $1.8 million, or ($0.60) per diluted share, during the same period a year ago.

"We remain optimistic about the outlook for our specialty alumina business, and continue to expect double-digit revenue and profitability growth for this part of our business during 2015.  While difficult market conditions are expected to persist in the TiO2 industry, our outlook for our TiO2 business is stable for 2015," said Dr. Karasch. "The strategic decision to close a portion of our SR plant should result in significant costs savings, reduce investment in raw material inventory and ongoing maintenance costs, and, based on our current outlook, allow us to earn a return on our investment on the TiO2 side of our business.  We plan to continue to invest in the specialty alumina side of our business and have plans to double our plant capacity to meet the anticipated increase in demand over the next 24 months."

TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on February 27, 2014, to further discuss fourth quarter and full year results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 1357317.

Headquartered in Corpus Christi, Texas, TOR Minerals International, Inc. is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
Dave Mossberg
Three Part Advisors, LLC
817-310-0051

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
NET SALES	$9,889	$12,992	$46,730	$46,021
Cost of sales	8,437	14,324	40,111	42,566
GROSS MARGIN	1,452	(1,332)	6,619	3,455
Technical services and research and development	49	193	199	652
General, administrative and selling expenses	1,490	1,078	4,809	4,722
Loss on disposal of assets	2,140	-	2,140	10
OPERATING LOSS	(2,227)	(2,603)	(529)	(1,929)
OTHER INCOME (EXPENSE):
Interest expense	(79)	(103)	(354)	(389)
Gain (loss) on foreign currency exchange rate	104	11	114	(140)
Other, net	18	-	28	18
Total Other Income (Expense)	43	(92)	(212)	(511)
LOSS BEFORE INCOME TAX	(2,184)	(2,695)	(741)	(2,440)
Income tax benefit	(474)	(891)	(187)	(824)
NET LOSS	$(1,710)	$(1,804)	$(554)	$(1,616)

Loss per common share:
Basic	$(0.57)	$(0.60)	$(0.18)	$(0.54)
Diluted	$(0.57)	$(0.60)	$(0.18)	$(0.54)

Weighted average common shares outstanding:
Basic	3,014	3,012	3,014	3,002
Diluted	3,014	3,012	3,014	3,002

TOR Minerals International, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)

	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,657	$2,920
Trade accounts receivable, net	4,915	4,526
Inventories, net	20,175	20,753
Other current assets	752	596
Current deferred tax asset	90	-
Total current assets	28,589	28,795
PROPERTY, PLANT AND EQUIPMENT, net	18,889	23,799
DEFERRED TAX ASSET	45	-
OTHER ASSETS	22	23
Total Assets	$47,545	$52,617

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,318	$3,279
Accrued expenses	1,832	1,397
Notes payable under lines of credit	886	1,477
Export credit refinancing facility	2,777	3,866
Current deferred tax liability	-	66
Current maturities - capital leases	-	12
Current maturities of long-term debt - financial institutions	1,113	1,040
Total current liabilities	9,926	11,137
LONG-TERM DEBT - FINANCIAL INSTITUTIONS	1,607	2,918
DEFERRED TAX LIABILITY	-	18
Total liabilities	11,533	14,073
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,014 shares issued and outstanding at December 31, 2014 and 3,012 shares issued and outstanding at December 31, 2013	3,767	3,765
Additional paid-in capital	29,503	29,365
Retained earnings	1,099	1,653
Accumulated other comprehensive income:
Cumulative translation adjustment	1,643	3,761
Total shareholders' equity	36,012	38,544
Total Liabilities and Shareholders' Equity	$47,545	$52,617

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(554)	$(1,616)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,445	3,157
Inventory impairment	-	1,329
Loss on disposal of assets	2,140	10
Share-based compensation	128	109
Deferred income tax benefit	(723)	(1,088)
Income Tax Refund	431	-
Provision for bad debts	(27)	7
Changes in working capital:
Trade accounts receivables	(556)	(534)
Inventories	(343)	(5)
Other current assets	(180)	1,172
Accounts payable and accrued expenses	794	(1,681)
Net cash provided by operating activities	4,555	860

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(2,064)	(4,230)
Proceeds from sales of property, plant and equipment	-	3
Net cash used in investing activities	(2,064)	(4,227)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on lines of credit	(437)	(598)
Net proceeds (payments) from export credit refinancing facility	(845)	3,498
Payments on capital lease	(10)	(35)
Proceeds from long-term bank debt	-	1,283
Payments on long-term bank debt	(990)	(840)
Proceeds from the issuance of common stock, and exercise of common stock options	12	271
Net cash provided by (used in) financing activities	(2,270)	3,579
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	(484)	(91)
Net increase (decrease) in cash and cash equivalents	(263)	121
Cash and cash equivalents at beginning of year	2,920	2,799
Cash and cash equivalents at end of year	$2,657	$2,920

Supplemental cash flow disclosures:
Interest paid	$357	$396
Income taxes paid	$200	$866